EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of 1st day of January 2004 (“Effective Date”), by and between Yak Communications (Canada) Inc., an Ontario corporation (the “Company”), and Charles J. Zwebner (“Zwebner”).

WHEREAS, Zwebner serves in the capacity of the Company’s President and Chief Executive Officer;

WHEREAS, the Board of Directors of Yak Communications Inc. (the “Parent”) the Company’s parent (the “Board”), has determined that it is in the best interests of the Company and Parent and their respective shareholders to reflect the terms of Zwebner’s employment with the Company in this Employment Agreement (“Agreement”);

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Company hereby agrees to continue to employ Zwebner, and Zwebner hereby agrees to continue to be employed by the Company, upon the following terms and conditions:

1)	EMPLOYMENT PERIOD. The Company shall continue to employ Zwebner, and Zwebner shall continue to serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period. As used herein, the phrase “Employment Period” shall mean the period beginning on the Effective Date of this Agreement and ending on the earlier of either December 31, 2006 or the first to occur of any of the events described in Section 4 of this Agreement.

2)	POSITION AND DUTIES.

a)	During the Employment Period, Zwebner shall serve as the President and Chief Executive Officer of the Company, reporting to the Board, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board with notice of such assignment being provided to Zwebner in writing.

b)	During the Employment Period, Zwebner shall be nominated to serve as a member of the Board, subject to Zwebner’s election in accordance with the By-Laws of the Company. If either party terminates this Agreement or provides notice of termination, Zwebner agrees to immediately resign from the Board unless otherwise requested by the Board.

c)	During the Employment Period, and excluding any periods of vacation and sick leave to which Zwebner is entitled, Zwebner shall devote his full-time efforts to the business and affairs of the Company, along with its affiliates and related entities, and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Zwebner to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not interfere with the performance of his responsibilities as an executive employee of the Company in accordance with this Agreement or violate the provisions of Section 8 of this Agreement. Zwebner agrees to provide the Board with notice from time to time of Zwebner’s positions on any such corporate, civic or charitable boards or committees.

d)	Zwebner’s services shall be performed at the Company’s offices in Toronto, Ontario and shall require business travel commensurate with Zwebner’s responsibilities and position.

3)	COMPENSATION. During the Employment Period, including any periods of vacation, temporary disability or sick leave to which Zwebner is entitled, Zwebner shall receive the following compensation and benefits;

a)	CURRENCY. All monetary amounts are expressed in United States currency.

b)	BASE ANNUAL SALARY. Zwebner shall receive a base annual salary (the “Base Annual Salary”) in the annual amount of $300,000. Zwebner’s Base Annual Salary shall be payable in accordance with the Company’s payroll practices for key executives as in effect from time to time.

c)	ANNUAL BONUS. In addition to the Base Annual Salary, for each fiscal year during the Employment Period, Zwebner shall be eligible to earn an annual cash bonus (the “Annual Bonus”) based on the achievement of performance goals for senior management including Zwebner as established by the Compensation Committee of the Board (or members of the Board performing the equivalent functions). The amount of each Annual Bonus shall be no greater than 50% of the then applicable Base Annual Salary amount. Each Annual Bonus shall be paid in a lump sum, in cash, less withholding required by law, not later than 90 days after the end of the period to which the Annual Bonus relates, provided that, except as stated in Section 5, Zwebner must be employed on the date eligibility for such payment accrues to be eligible for the Annual Bonus. It is not required that Zwebner be employed on the date such payment is made, to be eligible for the Annual Bonus.

d)	STOCK OPTIONS. Zwebner shall be entitled to participate in stock options from time to time as determined by the Board in its discretion.

e)	OTHER BENEFITS. During the Employment Period, Zwebner shall be entitled to the following, in each case on the terms and conditions as are in effect for other senior management of the Company from time to time or, if such is not made available to other senior management, on terms and conditions consistent with the express terms of this Agreement as are determined by the Compensation Committee (or members of the Board performing the equivalent functions) of the Board to be fair and reasonable:

(i)	Zwebner shall be entitled to participate in all stock option, incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior management;

(ii)	Zwebner and/or Zwebner’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior management;

(iii)	Zwebner shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Zwebner in carrying out his duties under this Agreement, provided that Zwebner complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses;

(iv)	Zwebner shall be allowed four (4) weeks of paid vacation during each year during the Employment Period, or such other amount as may otherwise be agreed upon by Zwebner and the Board, in accordance with the Company’s vacation policies as they may exist from time to time; and

(v)	The Company will provide Zwebner with an automobile allowance of $750 per month.

f)	Except as otherwise stated in this Agreement, Zwebner shall be personally responsible for any income or employment taxes imposed with respect to benefits payable under this Agreement.

4)	TERMINATION OF EMPLOYMENT. The Employment Period shall expire on the first to occur of any of the events described in Sections 4(a), (b) or (c), below.

(a)	DEATH OR DISABILITY. Zwebner’s employment shall terminate automatically upon Zwebner’s death during the Employment Period. The Company shall be entitled to terminate Zwebner’s employment as a result of Zwebner’s Disability during the Employment Period. “Disability” means that (i) Zwebner has been unable, for a period of six consecutive months, or for a total of 180 days in any given period of 12 consecutive months, to perform Zwebner’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to Zwebner or Zwebner’s guardian or legal representative, has determined (and issued a written opinion to the effect) that Zwebner’s incapacity is total and permanent. Zwebner shall be entitled to all compensation pursuant to Section 3 hereof while disabled. The termination of Zwebner’s employment by reason of Disability or Death shall not terminate the entitlement of Zwebner (or his estate) to any benefits which are contemplated to continue despite such Disability or Death. In the event that the Company’s disability insurance coverage is not sufficient to satisfy all payments due to Zwebner hereunder, then the Company shall be responsible for any such shortfall.

(b)	BY THE COMPANY. The Company may terminate Zwebner’s employment during the Employment Period with or without Cause (as defined below):

(i)	A termination of Zwebner’s employment by the Company without Cause shall be communicated to Zwebner by written notice, and shall be effective on the 30th day after receipt of such notice by Zwebner, unless Zwebner and the Company agree to an earlier effective date of termination.

(ii)	A termination of Zwebner’s employment by the Company with Cause shall be effectuated by giving Zwebner written notice (“Notice of Termination with Cause”) of the termination, setting forth the conduct of Zwebner that constitutes Cause. Except as provided in the following sentence, a termination of employment by the Company with Cause shall be effective on the date when the Notice of Termination with Cause is received, unless the notice sets forth a later date (which date shall in no event be later than 30 days after such notice is received; provided however, that any such proposed termination with Cause shall be subject to the notice and cure provisions set forth in Section 11(a)(ii) of this Agreement if applicable).

(c)	BY ZWEBNER.

(i)	Zwebner may terminate his employment with the Company during the Employment Period with or without Good Reason. Zwebner may, upon 30 days prior written notice to Company, voluntarily terminate this Agreement, without liability by virtue of such termination at any time with Good Reason.

(ii)	A termination of employment by Zwebner with Good Reason shall be effectuated by giving the Company at least 30 days prior written notice (“Notice of Termination with Good Reason”) of the termination, setting forth the conduct of the Company that constitutes Good Reason. A termination of employment by Zwebner with Good Reason shall be effective on the 30th day following the date when the Notice of Termination with Good Reason is received, unless the Company shall have cured the reasons specified by Zwebner for such termination on or before such date; provided however, that the Company shall not have an opportunity to cure a termination with Good Reason in the event of such termination is for one or more of the reasons specified in Sections 11(c)(v) or (vii)) of this Agreement.

(d)	NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination with Cause or a Notice of Termination with Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving such notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement; provided, that the foregoing shall not mean that a notice purporting to be a Notice of Termination with Cause pursuant to Section 4(b)(ii) or (c)(ii), above, that fails to comply with the requirements of such notice will be treated as a valid Notice of Termination with Cause.

(e)	DATE OF TERMINATION. The “Date of Termination” means:

(i)	the date of Zwebner’s death; or,

(ii)	the date on which the termination of Zwebner’s employment by the Company with Cause or by Zwebner with Good Reason is effective; or,

(iii)	30 days after the receipt of written notice of termination in accordance with Sections 4(b)(i) or 4(c)(i), as the case may be in the event of a termination of employment by the Company without Cause or by Zwebner without Good Reason, as the case may be.

5)	OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT.

(a)	TERMINATION BY COMPANY WITHOUT CAUSE OR FOR DISABILITY; VOLUNTARY TERMINATION BY ZWEBNER WITH GOOD REASON. If, during the Employment Period, the Company terminates Zwebner’s employment other than for Cause or death, or if Zwebner terminates his employment with Good Reason, the Company shall pay the amounts described in subparagraph (i) below to Zwebner in a lump sum in cash within 30 days after the Date of Termination and shall provide the continuing benefits described in subparagraph (ii) below. The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of Zwebner’s employment by the Company other than for Cause or death, or for the actions of the Company leading to a termination of Zwebner’s employment by Zwebner with Good Reason, and shall be the sole and exclusive remedy therefor.

(i)	The amounts to be paid in a lump sum as described above are:

Zwebner’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall equal the sum of (1) any portion of Zwebner’s Base Annual Salary payable pursuant to Section 3(a) of this Agreement through the Date of Termination that has not yet been paid; (2) an amount equal to the product of the previous year’s Annual Bonus divided by twelve and the number of full months of service by Zwebner during the current year in which such termination occurs; (3) any accrued but unused and unpaid vacation pay; and (4) severance pay equal to twice the amount of Zwebner’s Base Annual Salary (at the rate in effect on the Date of Termination or, if higher, the highest rate in effect during the preceding 12-month period).

(ii)	During the period commencing on the Date of Termination and ending on the second annual anniversary of the Date of Termination (the “Severance Period”), Zwebner shall be provided with benefits at least as favourable as those that would have been provided to him under the provisions of Section 3(d)(ii) and (v) of this Agreement if Zwebner’s employment had continued through the end of the Severance Period; provided, however, that the Company shall not be required to provide the benefits under this Section 5(a)(ii) to the extent that Zwebner is eligible to receive substantially equivalent benefits under another employer-provided plan. In the event Zwebner is ineligible under the terms of such insurance plans or programs to continue to be so covered, the Company shall provide Zwebner with substantially equivalent coverage through other sources or will provide Zwebner with a lump sum payment equal to the agreed upon present value of the continuation of such coverage to which Zwebner is entitled under this Section 5(a)(ii) or if such amount is not agreed by the parties, than the cost to Zwebner of obtaining replacement of such benefits.

(b)	DEATH. If Zwebner’s employment is terminated by reason of Zwebner’s death during the Employment Period, the Company shall pay to Zwebner’s estate or designated beneficiary the amounts described in Section 5(a)(i), above, in a lump sum in cash within 30 days after the date of Zwebner’s death and shall provide Zwebner’s surviving spouse and/or minor children with the benefits described in Section 5(a)(ii), above. Any stock options granted to Zwebner which would have vested during the 12 month period following the death of Zwebner shall vest immediately and may be exercised by his heirs or executors within the period of time provided in the Stock Option Plan of the Company pursuant to which such stock options were originally granted.

(c)	TERMINATION BY COMPANY FOR CAUSE OR VOLUNTARY TERMINATION WITHOUT GOOD REASON. If Zwebner’s employment is terminated by the Company with Cause during the Employment Period, or if Zwebner terminates his employment during the Employment Period other than with Good Reason, the Company shall pay Zwebner any accrued but unpaid Base Annual Salary and benefits due hereunder; and thereafter the Company shall have no further obligations under this Agreement.

(d)	STOCK OPTIONS. All stock options that would have become vested during the Severance Period shall become vested as of the Date of Termination and shall remain exercisable for such period as would have been applicable if Zwebner had remained employed during the Severance Period.

6)	NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Zwebner’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which Zwebner may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Zwebner may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that Zwebner is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7)	NO MITIGATION. In no event shall Zwebner be obligated to seek other employment or take any other action by way of mitigation of the financial obligations/payments otherwise due or payable to Zwebner under any of the provisions of this Agreement and, except as specifically provided in Section 5(a)(ii) and 5(c)(ii) of this Agreement, any such amounts shall not be reduced, regardless of whether Zwebner obtains other employment.

8)	CONFIDENTIAL INFORMATION; NONCOMPETITION.

(a)	Zwebner shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that Zwebner obtains during Zwebner’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of Zwebner’s violation of this Section

8(a))(“Confidential Information”). Zwebner shall not communicate, divulge or disseminate Confidential Information at any time during or after Zwebner’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

(b)	During the Non-competition Period (as defined below), Zwebner shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 8(b): (i) the “Non-competition Period” means the period beginning with the Date of Termination and ending on the second annual anniversary of the Date of Termination; (ii) a “Competitive Activity” means any business or other endeavor whose primary business is long distance telecommunication services in Canada or USA to residential and small to medium business enterprises; and (iii) Zwebner shall be considered to have become “associated with a Competitive Activity” if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Zwebner’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Zwebner may make and retain investments during the Employment Period and thereafter in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(c)	Zwebner acknowledges and confirms that (a) the restrictive covenants contained in this Section 8 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Section 8(including without limitation the length of the term of the provisions of this Section 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Zwebner further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. In the event that a court of competent jurisdiction shall determine that any provision of this Section 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 8 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(d)	It is recognized and hereby acknowledged by the parties hereto that a breach by Zwebner of any of the covenants contained in Section 8 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Zwebner recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 8 of this Agreement by Zwebner or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9)	ATTORNEYS’ FEES. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that Zwebner may reasonably incur as a result of the negotiation and preparation of this agreement.

10)	SUCCESSORS.

(a)	This Agreement is personal to Zwebner and, without the prior written consent of the Company, shall not be assignable by Zwebner otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Zwebner’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11)	CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Cause” means

(i)	Zwebner shall have been convicted of or pleaded guilty or nolo contendere to, a felony involving theft or an act of moral turpitude;

(ii)	substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident or other physical or mental incapacity), provided that (a) a written notice of demand for performance of services has been provided to Zwebner by the Board at least 60 days prior to termination identifying the manner in which the Board believes that Zwebner has failed to perform and (b) Zwebner has thereafter failed to remedy such failure to perform; or

(iii)	the Board shall have determined that Zwebner (based on credible evidence) shall have engaged in fraud or embezzlement with respect to, or intentional misappropriation of a material asset, of the Company.

(b)	“Change in Control” of the Company means the happening of any of the following events:

(i)	upon the consummation of a merger or consolidation in which the Company’s common stock shareholders immediately prior to the effective time of the merger or consolidation will beneficially own immediately after the effective time of the merger or consolidation, securities of the surviving or new corporation having less than 50% of the “voting power” of the surviving or new corporation, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”; or

(ii)	upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the assets of the Company on a consolidated basis, provided, however, that the mortgage, pledge or hypothecation of all or substantially all of the assets of the Company on a consolidated basis, in connection with a bona fide financing shall not constitute a Change of Control; or

(iii)	when any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) first becomes, at any time after the date of grant of this option, the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 as in effect on date hereof), directly or indirectly, or more than 50% of the combined “voting power” of the Company’s then outstanding securities, excluding “voting power” exercisable on a contingent or deferred basis; excluding, however, the following: (A) any acquisition of securities by the Company, or (B) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

b)	“Good Reason” means the occurrence of any of the following without Zwebner’s prior written consent:

(i)	the assignment to Zwebner of any duties inconsistent in any respect with Zwebner’s position, including status, offices, titles and reporting relationships, authority, duties, or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties, or responsibilities which the Company has failed to remedy after receipt of a Notice of Termination for Good Reason, excluding any isolated, immaterial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of a reasonable written notice thereof given by Zwebner;

(ii)	any failure by the Company to provide compensation and benefits to Zwebner as described in this Agreement which the Company has failed to remedy after receipt of a Notice of Termination for Good Reason, other than isolated, immaterial, and inadvertent failure not made in bad faith and which is remedied by the Company promptly after receipt of a reasonable written notice thereof given by Zwebner;

(iii)	Zwebner being required to relocate, upon a Change in Control of the Company, to a principal place of employment more than sixty (60) kilometers from his current place of employment in Toronto, Ontario without his consent;

(iv)	the occurrence of a Disability (as defined in Section 4(a) hereof) ;

(v)	any material breach by the Company of its obligations to Zwebner under this Agreement which the Company has failed to remedy after receipt of a Notice of Termination for Good Reason; or

(vi)	in the event of a Change in Control of the Company, a termination by Zwebner, for any reason or no reason, upon his own initiative and at any time during the six month period beginning on the effective date of a Change in Control.

12)	MISCELLANEOUS.

(a)	This Agreement shall be governed by, and construed in accordance with the laws of the Province of Ontario, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)	All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO ZWEBNER:

Mr. Charles J. Zwebner

121 Westgate Boulevard

Toronto, Ontario

M3H 1P5

If to the Company:

YAK Communications (Canada) Inc.

55 Town Centre Court, Suite 610

Toronto, Ontario

M1P 4X4

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(b). Except as otherwise expressly provided herein, notices and communications shall be effective when actually received by the addressee. Notices shall be deemed to have been duly given upon receipt of hand delivery, certified or registered mail return receipt requested or telecopier transmission with confirmation of receipt.

(c)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)	Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, provincial, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)	The failure of Zwebner or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of Zwebner to terminate employment with Good Reason pursuant to Section 4(c) of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)	Zwebner and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(g)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

IN WITNESS WHEREOF, Zwebner has hereunto set Zwebner’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

YAK COMMUNICATIONS (CANADA) INC.	ZWEBNER

By:	/s/ Charles Zwebner
Name:
Title:

Hereby Agreed to and Approved this 1st day of January, 2004

YAK COMMUNICATIONS (USA), INC.

/s/ Anthony Heller
Anthony Heller, Director

/s/ Anthony Greenwood
Anthony Greenwood, Director

/s/ Adrian Garbacz
Adrian Garbacz, Director

/s/ Joseph Grunwald
Joseph Grunwald, Director